Exhibit 10.3

Confidential Retention Agreement

This Confidential Retention Agreement (“Agreement”) is entered into by and between GNC Holdings, Inc. (the “Company”) and __________________ (“Employee”). The Company and Employee are collectively referred to herein as the “Parties.” The Company and all of its affiliates, subsidiaries, and successors are collectively referred to herein as the “GNC Companies.”

RECITALS

A.
On February 13, 2018, the Company announced an intended investment into the GNC Companies by Harbin Pharmaceutical Group Holding Co., Ltd. (the “Harbin Investment”). There are multiple closing conditions for the Harbin Investment, and some of which are subject to regulatory approvals. Collectively, these circumstances are referred to herein as the “Transactions.” The timeline for completion of the Transactions is uncertain.

B.
Employee is currently employed within the GNC Companies in an at-will capacity. In order to provide the GNC Companies with leadership stability during the Transactions, the Employee is being offered employment for a period of time to be determined by the Company in its sole discretion, and Employee will be paid retention amounts subject to all terms and conditions of this Agreement.

C.	The Company advises Employee to consult with an attorney before signing this Agreement.

D.	Employee may take up to 21 calendar days to consider these proposed terms and conditions.

E.	Any questions about the information contained in the Agreement can be directed to Steven Piano, Chief Human Resources Officer, phone number (412) 338.8824 or email steve-piano@gnc-hq.com.

TERMS AND CONDITIONS
NOW, THEREFORE, Employee and the Company, intending to be legally bound, agree as follows:

1.
Continuation of At-Will Employment. If Employee does not accept the terms of this Agreement, Employee’s employment within the GNC Companies will continue on an at‑will basis. That means that Employee’s employment may be terminated at any time for any lawful reason, without advance notice.

2.
Retention Period. If Employee accepts the terms of this Agreement, in consideration of Employee’s promises and obligations under this Agreement, and instead of continued at-will employment, Employee will be employed within the GNC Companies for a period of time (the “Retention Period”) subject to the following terms:

a.	The Retention Period will begin on the Effective Date of this Agreement, as defined in Paragraph 6.

b.
The Company will determine in its sole discretion when the Retention Period will end, and the Company will make a good-faith effort to provide two weeks prior notice before ending the Retention Period.

c.
If the Company provides no notice of the end of the Retention Period, it automatically ends without further notice at the close of business on February 12, 2020. If the Company determines in its sole discretion to end the Retention Period sooner than February 12, 2020, Employee will be paid any remaining unpaid portions of the Retention Amount, provided that the employment condition is satisfied, such that the final payment of the Retention Amount will be paid on a date to coincide with the end of the Retention Period.

d.
If the Company determines in its sole discretion that Employee’s employment within the GNC Companies will continue after expiration of the Retention Period, employment will automatically revert to at‑will status, at which time either party may terminate employment for any lawful reason.

3.
Retention Amount. If Employee remains employed within the GNC Companies and in good standing for the entire Retention Period, Employee will be paid a Retention Amount in the gross amount of $__________________, less applicable deductions and withholdings. Unless modified by the terms of Paragraph 4 below, the Retention Amount will be paid in installments on the first payroll date after the following milestone dates, provided that the Employee has remained employed through such milestone date(s):

Earlier of (i) date of the Company’s official public written announcement of the closing of the Harbin Investment,

or (ii) February 12, 2019	25% of Retention Amount

February 12, 2019	25% of Retention Amount

August 12, 2019	25% of Retention Amount

February 12, 2020	25% of Retention Amount

The final installment payment of the Retention Amount will be paid in exchange for, and is subject to the condition of, Employee’s execution at that time, and non-revocation of, a Confidential Separation Agreement and General Release within 30 days following the end of the Retention Period. The Confidential Separation Agreement and General Release will be of a form provided by the Company with terms established by the Company at that time.

4.
Reasons for Termination of Employment. Employee’s right to receive the Retention Amount, in whole or in part, and the timing for receipt of the installment payments, depends on whether and how Employee’s employment ends before expiration of the Retention Period.

a.
Definitions. As used here, “Cause” means Employee’s neglect of duties; insubordination; negligent or intentional misconduct; violation of Company practice or policy; unsatisfactory performance; or a good-faith determination by the Company that Employee’s act or omission constitutes a crime or demonstrates dishonesty, untrustworthiness, or recklessness. “Good Reason” means reduction in Employee’s base salary to an amount less than 85% of the then-current amount; material diminution of Employee’s duties or responsibilities; or relocation of Employee’s principal place of employment to somewhere more than seventy-five (75) miles from Employee’s principal place of employment at commencement of the Retention Period.

b.
With Cause, or Without Good Reason. If Employee’s employment is involuntarily terminated with Cause, or if Employee voluntarily resigns from employment without Good Reason (including for retirement), any portions of the Retention Amount that were unpaid as of the date designated by the Company as the effective date of termination of employment are forfeited.

c.
Without Cause, or With Good Reason. If Employee’s employment is involuntarily terminated without Cause, or if Employee voluntarily resigns from employment with Good Reason, any portions of the Retention Amount that were unpaid as of the date designated by the Company as the effective date of termination of employment will be paid on the Company’s next regularly scheduled payroll date following the 30 day anniversary of Employee’s separation from service, provided that Employee has executed the Confidential Separation Agreement and General Release referred to in Paragraph 3 and the associated revocation period has expired within such 30 day period.

d.
Death or Disability. If Employee’s employment ends due to Employee’s death or disability, any portions of the Retention Amount that were unpaid as of the date designated by the Company as the effective date of termination of employment will be paid on the Company’s next regularly scheduled payroll date following the 30 day anniversary of Employee’s separation from service, provided that Employee (or Employee’s estate) has executed the Confidential Separation Agreement and General Release referred to in Paragraph 3 and the associated revocation period has expired within such 30 day period.

5.
No Consideration Unless This Agreement is Executed. Employee understands and agrees that Employee has no right to receive the consideration specified in Paragraph 3, unless Employee signs and returns this Agreement, and does not revoke it.

6.
Revocation and Effective Date. For a period of 7 calendar days after signing this Agreement, Employee may revoke this Agreement. The Agreement does not become effective or enforceable until this revocation period has passed. To revoke the Agreement, Employee must state in a writing addressed to Steven Piano, Chief Human Resources Officer, 300 Sixth Avenue, Pittsburgh PA 15222: “I hereby revoke my acceptance of our Confidential Retention Agreement.” The revocation must be personally delivered to Steven Piano or mailed to him via certified mail, return receipt requested. The revocation must be delivered or postmarked within 7 calendar days after Employee signs this Agreement. The “Effective Date” of this Agreement is defined as the eighth calendar day after the Employee provides a signed Agreement to the Company, provided the Employee does not revoke the Agreement.

7.
General Release of Claims. Employee knowingly and voluntarily releases and forever discharges the Company, its parents, affiliates, subsidiaries, divisions, predecessor companies, successors and assigns, and all of their current and former employees, attorneys, shareholders, members, officers, directors and agents, and the current and former trustees or administrators of any pension or other benefit plan applicable to their employees or former employees (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, tort claims including negligence, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which Employee (and/or Employee’s heirs, executors, or estate administrators) has or may have against Releasees as of the date Employee signs this Agreement. Examples of released claims include, but are not limited to, any alleged violation of:

•The National Labor Relations Act;
•The Worker Adjustment and Retraining Notification (WARN) Act;
•Title VII of the Civil Rights Act of 1964, as amended;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Employee Retirement Income Security Act of 1974, as amended;
•The Immigration Reform and Control Act, as amended;
•The Americans with Disabilities Act of 1990, as amended;
•The Age Discrimination in Employment Act of 1967, as amended;
•The Older Workers Benefit Protection Act of 1990;
•The Occupational Safety and Health Act, as amended;
•The Equal Pay Act of 1963;
•The Uniformed Services Employment and Reemployment Rights Act;
•The Consolidated Omnibus Budget Reconciliation Act of 1985;
•Any other federal, state or local civil or human rights law;
•Any federal, state, or local public policy, tort, or common law; and
•Any contract, express or implied.

Employee also releases any claim or assertion for recovery of costs, legal fees, or other expenses related in any way whatsoever to the termination of Employee’s employment with the Company.

This release is intended to be a general release, and excludes only those claims that Employee cannot release as a matter of law under any statute or common law. The Company advises Employee to seek independent legal counsel if Employee desires clarification on the scope of this release.

This Agreement does not in any way preclude Employee from filing a charge or complaint with any appropriate federal, state, or local government agency and/or from cooperating with such agency in any investigation. Employee, however, waives any right to file a personal lawsuit, and waives any right to receive monetary damages that any agency may recover against Releasees, without regard as to who brought the complaint or charge.

8.
Collective/Class Action Waiver. To the fullest extent permitted by law, Employee waives any right or ability to participate in a collective action, class action, or multi-party action adverse to any of the Releasees for any conduct that occurred prior to signing this Agreement. Employee affirmatively promises not to opt in or otherwise participate in any way in any such action. Employee understands and agrees that a breach of this collective/class action waiver entitles any impacted Releasee to affirmatively pursue a breach-of-contract claim against Employee, in addition to a right of set-off and any other available relief.

9.
Affirmations. By signing below, Employee represents and agrees that Employee was not denied any leave or benefit requested, and received the correct pay for all hours worked. Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against Releasees in any forum or form. Other than the consideration set forth in Paragraph 3, Employee affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, and/or commissions are due to Employee, except as provided in this Agreement. By way of further affirmation, Employee is not aware of any facts that would support the filing of a claim, charge, or other proceeding against any of the Releasees. Employee has no knowledge of any illegal or unethical conduct by any of the Releasees.

10.
Confidentiality and Non-Disparagement. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s immediate family, tax advisor, and an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, except as compelled to do so by process of law. Employee will not make disparaging or untrue remarks about the GNC Companies, or their employees, including through the use of social media sites such as Facebook, Instagram, LinkedIn, and Twitter.

11.
Assignment of Intellectual Property. All rights, title, and interest in all records, documents, and files created by Employee when providing services as an employee within the GNC Companies, including without limitation all electronically stored information, remain at all times the property of the Company. Upon termination of employment with the Company for any reason, Employee will not have the right to retain any such property, and agrees to return promptly to the Company all things of whatsoever nature that refer to or belong to the Company, and all records (in whatsoever form, format, or medium) related to the business and affairs of the Company. Employee agrees to assign, and does hereby assign to the Company, all right, title, and interest in and to all ideas, intellectual property, developments, inventions, improvements, and discoveries, including software and applications, whether or not patentable, that are conceived or reduced to practice during the time when Employee is employed by the Company, and that relate in any way, in whole or in part, to the Company and/or its business, marketing efforts, or legal affairs. Employee agrees to cooperate fully with the Company, both while employed by the Company and afterwards, with respect to the procurement of patents or copyrights as applicable for establishment or maintenance of the Company’s intellectual property, and to sign all papers that the Company may deem necessary or desirable for the purpose of vesting the Company or its designee(s) with such rights. This includes, without limitation, executing a power of attorney if requested by the Company or its designees for purposes of perfecting the Company’s right, title and interest to intellectual property conceived or contributed to by Employee while employed by the Company.

12.
Post-Employment Restrictive Covenants. Employee acknowledges that the GNC Companies are engaged in a highly competitive business. The success of the GNC Companies in the marketplace depends upon their good will and reputation for quality and dependability. In consideration of the promises made in this Agreement, Employee agrees as follows:

a.
General Non-Compete. While employed within the GNC Companies, and for a period of twelve (12) months thereafter, Employee will not, in any capacity, whether for Employee’s own account or for any other person or organization, directly or indirectly, with or without compensation, compete with the GNC Companies. This means Employee will not own, operate, manage, or control, or serve as an officer, director, partner, employee, agent, consultant, advisor or developer or in any similar capacity, or have any financial interest in, or aid or assist anyone else in the conduct of, any person or organization in the United States that competes directly with any product line of or service offered by the GNC Companies that is material to their business.

b.
Customer Non-Solicit. While employed within the GNC Companies, and for a period of twelve (12) months thereafter, Employee will not, in any capacity, whether for Employee’s own account or for any other person or organization, directly or indirectly, with or without compensation, have direct or indirect contact with any of the GNC Companies’ then-current customers, with any former customers, or with any prospective customers to whom bids or proposals were submitted, where that contact has either of the following purposes: (i) selling or otherwise providing any type of product or service that the GNC Companies are in the business of selling or providing; or (ii) encouraging the current, former, or prospective customer that it should not do business with the GNC Companies.

c.
Employee Non-Recruitment. While employed within the GNC Companies, and for a period of twelve (12) months thereafter, Employee will not, in any capacity, whether for his own account or for any other person or organization, directly or indirectly, with or without compensation, solicit, retain, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee, consultant, or agent of the GNC Companies to discontinue his or her relationship within the GNC Companies. Employee may respond to unsolicited requests for employment references or confirmations.

d.
Modification. The Parties agree that the duration, scope and geographic area of the covenants described in this Paragraph 12 are fair, reasonable and necessary in order to protect the legitimate interests of the GNC Companies, that adequate consideration has been received by the Employee for such obligations, and these obligations do not prevent the Employee from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that the restrictions are unreasonable or otherwise unenforceable, such restrictions will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area to render them valid and enforceable.

e.
Remedies for Breach. In the event of any actual or threatened breach by Employee of any provision of this Agreement, and in addition to any other available remedies, the Company may seek specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, without the necessity of proving damages, posting a bond or other security. Furthermore, in any such enforcement action the Company may recover any and all costs and expenses incurred, including reasonable counsel fees.

13.
Cooperation. Upon termination of employment for any reason, Employee agrees to be reasonably available to the Company and the Releasees, and to cooperate with licensing agencies, and to respond to requests for information concerning work performed by Employee, and to provide information, documents, declarations or statements, and to meet with attorneys and other representatives to prepare for and give depositions or testimony, and/or to otherwise cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal action, investigations or administrative proceedings involving the Company. The Company will advance or reimburse Employee’s reasonable costs incurred as a result of Employee’s obligations under this Paragraph.

14.
Return of Company Property. Upon termination of employment for any reason, Employee agrees to return immediately any and all property belonging to the GNC Companies in Employee’s possession, including computers, cell phones and all other mobile devices, records, files, correspondence, reports, computer thumb drives, and computer disks relating to the GNC Companies (excluding personal benefit information). Employee acknowledges and agrees that any and all works embodying intellectual property rights created by Employee, either alone or with others, during the scope of Employee’s employment within the GNC Companies are owned by the Company. Employee will cooperate to effectuate return of the electronically stored information belonging to the GNC Companies, including reasonable efforts undertaken at the Company’s sole expense to find and remove the Company’s electronically stored information from Employee’s computer(s), removable storage device(s), email account(s), and all electronic devices.

15.
Non-Admission of Wrongdoing. Employee agrees that this Agreement is not an admission of wrongdoing, and the act of offering this Agreement will not be used as evidence of any liability or unlawful conduct of any kind.

16.
IRC Section 409A. All amounts payable under this Agreement are intended to comply with the “short-term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. §1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. §1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while the Employee is a “specified employee” (as defined by Section 409A) with the Company, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following the Employee’s death. “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, the Employee’s “separation from service,” as defined by Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if the Agreement does not meet any applicable requirements of Section 409A.

17.
Governing Law and Interpretation. This Agreement is to be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law, except when federal law controls over state law.

18.
Dispute Resolution. The Parties will resolve any dispute arising under or related to this Agreement (“Dispute”) as follows. The Parties will first make a good-faith effort to resolve the Dispute in a confidential in-person negotiation. The confidential in-person negotiation may involve use of a neutral mediator, if the Parties agree, and in any event is a mandatory condition precedent to further prosecution of a Dispute. If unresolved, the Dispute may then be filed as a complaint in the Court of Common Pleas of Allegheny County, Pennsylvania, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Pennsylvania, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court (and of the appropriate appellate courts) for resolution of a Dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that any Dispute will be filed, heard and determined only in any such court, and agrees not to file any Dispute in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the Parties irrevocably to waive any objections to venue. The parties agree that either the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas, Allegheny County will be the exclusive venue for any action or proceeding to enforce or interpret this Agreement. Employee irrevocably waives the right to object to or challenge this venue, based on inconvenience or unfairness.

19.
Amendment. This Agreement may not be modified, altered or changed except in writing, specifically titled or referred to as a modification of this Agreement, and signed by the party to be bound by the amendment.

20.
Entire Agreement. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement, which represents the entire agreement of the parties regarding the subject matter contained in this Agreement. If Employee has enforceable post-employment obligations to the Company that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement. This Agreement does not supersede or replace any policies or agreements through with Employee may be entitled to receive severance pay upon termination of employment within the GNC Companies.

21.
Assignment. The Company and Releasees have the right to assign this Agreement, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the GNC Companies, which are intended third party beneficiaries of this Agreement. In the event of a merger, consolidation, sale of assets or other business combination in which the Company is not the surviving company, this Agreement is hereby assigned to the surviving or successor company, and any such successor company will be deemed to be substituted for all purposes as the Company hereunder.

22.
Severability. If any term, provision, or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, that determination is to be limited to the narrowest possible scope to preserve the enforceability of the remaining portions of the term, provision, or paragraph, and that determination does not affect all remaining terms, provisions, and paragraphs of the Agreement, which are to continue to be given full force and effect.

23.	Acknowledgment. By signing below, the Employee acknowledges and agrees that:

•	Employee may take up to 21 calendar days to consider this Agreement.

•	Employee has 7 calendar days to revoke this Agreement after signing it.

•	The Company advises Employee to consult with an attorney of Employee’s choice before signing this Agreement.

•	Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21 calendar day consideration period.

•
Employee enters into this Agreement on a knowing and voluntary basis, with the intent to be legally bound, and to waive, settle and release all releasable claims Employee has or might have against the Company.

•	The Company executes this Agreement and provides the consideration set forth in Paragraphs 2 and 3 in reliance on Employee’s representations contained in this Agreement.

To accept this Agreement, sign and print your name below, with the date of signature, and return the fully executed original to:

Steven Piano, Chief Human Resources Officer
GNC
300 Sixth Avenue
Pittsburgh PA 15222

GNC HOLDINGS, INC.                 EMPLOYEE

By: ________________________________        Signature:
Steven Piano
Chief Human Resources Officer
Print Name:

Date:          Date: